Exhibit 10.7

Execution Copy

TERMINATION AGREEMENT

THIS AGREEMENT is made as of the 30th day of June, 2008 by and between Thomas P. Reeves (the “Employee”), a resident of the Province of Ontario, and OccuLogix, Inc. (the “Employer”), a corporation incorporated under the laws of the State of Delaware, and having its executive offices at 2600 Skymark Avenue, Building 9, Suite 201, Mississauga, Ontario, L4W 5B2.

WHEREAS, the Employer and the Employee entered into an employment agreement dated as of August 1, 2004, pursuant to which the Employee has been serving the Employer as its President and Chief Operating Officer, which employment agreement was amended as of July 1, 2005 (as so amended, the “Employment Agreement”);

AND WHEREAS, capitalized terms used in this Agreement, but not otherwise defined, shall have the respective meanings attributed to such terms in the Employment Agreement;

AND WHEREAS, the Employee and the Employer mutually have agreed that the services of the Employee no longer are required and, accordingly, have agreed to the termination of the Employee’s employment with the Employer pursuant to Section 8.1.2 of the Employment Agreement;

AND WHEREAS, the Employee and the Employer hereby further acknowledge and agree that, pursuant to Section 9 of the Employment Agreement, when the Employee’s employment under the Employment Agreement has been terminated by the Employer for any reason other than Just Cause pursuant to Section 8.1.2 of the Employment Agreement, the Employee is entitled to receive from the Employer, in addition to accrued but unpaid salary, if any, a lump sum payment equal to 24 months’ of his Basic Salary and Bonus and 2.5% of his Basic Salary in respect of his entitlement to Benefits plus U.S.$100,000, less any amounts payable to the Employee in lieu of notice where a Stop Work Notice has been given pursuant to Section 8.2 of the Employment Agreement and any amounts owing by the Employee to the Employer for any reason;

AND WHEREAS, the Employee has not been given a Stop Work Notice pursuant to Section 8.2 of the Employment Agreement;

AND WHEREAS, each of the Employee and the Employer agrees that it would not be in the bests interests of either of them to obligate the Employer to pay immediately the amount payable to the Employee pursuant to Section 9 of the Employment Agreement upon the termination of the Employee’s employment with the Employer pursuant to Section 8.1.2 of the Employment Agreement;

AND WHEREAS, between February 1, 2008 and April 30, 2008 inclusive, the Employee worked for the Employer at 50% of his Basic Salary;

AND WHEREAS, between May 1, 2008 and the Termination Date inclusive, the Employee worked for the Employer on a part-time basis, for which he was paid a salary of Cdn$5,000 per month;

AND WHEREAS, the Employment Agreement is further amended by this Agreement;

AND WHEREAS, the Employee has been granted an aggregate of 420,000 time-based stock options (the “Stock Options”) pursuant to the Employer’s 2002 Stock Option Plan, as amended (the “Stock Option Plan”);

AND WHEREAS, notwithstanding the proposed termination of the Employee’s employment with the Employer and subject to the Employer obtaining the requisite approval of its stockholders therefor, the Compensation Committee of the Employer’s board of directors and the Employer’s board of directors have approved the extension of the term of the Stock Options to the tenth anniversaries of their respective dates of grant;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement (the receipt and sufficiency of which are hereby acknowledged by the parties hereto), the parties hereto agree as follows:

1.	TERMINATION

1.1           The Employee and the Employer hereby agree that the Employee’s employment with the Employer is terminated pursuant to Section 8.1.2 of the Employment Agreement, effective at the close of business on the date hereof (the “Termination Date”).  The Employer shall pay the Employee, on the next regularly scheduled payday, all accrued (to and including the Termination Date) but unpaid salary.  For greater certainty, the Employee hereby waives the requirement, under Section 8.1.3 of the Employment Agreement, to provide 24 months’ prior written notice to the Employee of the Employer’s intention to terminate his employment with the Employer.

2.	RETURN OF PROPERTY

2.1           The Employee hereby certifies that he has returned to the Employer all property of the Employer in the Employee’s possession, including, without limitation, all keys, business cards, computer hardware, including, without limitation, Blackberry units, printers, mice and other hardware accessories, and computer software.  The Employee hereby further certifies that he has returned to the Employer, or destroyed, all tangible material embodying Confidential Information in any form whatsoever, including, without limitation, all paper copy copies, summaries and excerpts of Confidential Information and all electronic media or records containing or derived from Confidential Information.

3.	SEVERANCE

3.1           The Employee and the Employer hereby agree that, notwithstanding Section 9 of the Employment Agreement, for reason of the termination of the Employee’s employment with the Employer pursuant to Section 8.1.2 of the Employment Agreement and effected by this Agreement, the Employee shall be entitled to receive from the Employer an amount equal to:  (i) 24 months’ of his Basic Salary and Bonus and 2.5% of his Basic Salary in respect of his entitlement to Benefits; plus (ii) U.S.$100,000; minus (iii) Cdn$8,568.29, being the aggregate amount that the Employer disbursed in 2008, on the Employee’s behalf, for club memberships (the “Employee’s Severance”).  The Employee and the Employer hereby further agree that the Employee’s Severance shall not be paid to him on the Termination Date but, rather, in accordance with the provisions of this Article 3.  For clarity, for purposes of calculating the Employee’s Severance, “Basic Salary” shall mean the amount of the Employee’s Basic Salary on January 31, 2008.

3.2           Subject to Section 3.4, on the earliest to occur of (i) September 1, 2008, (ii) the date on which the Employer closes a financing for total gross proceeds in an aggregate amount of at least U.S.$5,000,000, whether by way of debt, equity or otherwise, and whether such financing is effected in a single transaction or a series of related or unrelated transactions, and (iii) a Change of Control (defined below), the Employer shall pay the Employee, in a lump sum, the Employee’s Severance.  “Change of Control” shall be deemed to have occurred when:  (a) any Person, other than a Person or a combination of Persons presently owning, directly or indirectly, more than 20% of the issued and outstanding voting securities of the Employer, acquires or becomes the beneficial owner of, or a combination of Persons acting jointly and in concert acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Employer, whether through the acquisition of previously issued and outstanding voting securities or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect; (b) the Employer merges with one or more corporations, including, without limitation, any Subsidiary or Affiliate of the Employer; (c) the Employer sells, leases or otherwise disposes of all or substantially all of its assets and undertaking, whether pursuant to one or more transactions; (d) any Person not part of existing management of the Employer or any Person not controlled by existing management of the Employer enters into any arrangement to provide management services to the Employer which results in either (Y) the termination by the Employer, for any reason other than Just Cause, of the employment of any two of the Chairman and Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and General Counsel within three months of the date such arrangement is entered into or (Z) the termination by the Employer, for any reason other than Just Cause, of the employment of all such senior executive personnel within six months of the date that such arrangement is entered into; or (e) the Employer enters into any transaction or arrangement which would have the same, or similar, effect as the transactions referred to in (a), (b), (c) or (d) of this sentence.

3.3           At the sole discretion of the Employer, and subject to the provisions of this Section 3.3 and Section 3.4, and subject further to the Employer obtaining all requisite corporate approval therefor (including, without limitation, the approval of the Employer’s stockholders, if required), the Employer may satisfy and discharge in full its obligation under Section 3.2 to pay the Employee’s Severance as follows:  (i) with respect to some percentage of the Employee’s Severance determined by the Employer in its sole discretion, but in any event not to exceed 50%, by issuing to the Employee stock options under the Stock Option Plan in a number calculated in accordance with the methodology described under the heading “Proposal IX” in the preliminary proxy statement filed by the Employer with the U.S. Securities and Exchange Commission on May 20, 2008 (collectively, the “Severance Stock Options”); and (ii) with respect to the balance of the Employee’s Severance, by paying it in cash.  The Severance Stock Options shall have a term of ten years commencing on the date of their grant and will be exercisable immediately upon grant.  The exercise price of the Severance Stock Options shall be determined by the Employer’s board of directors in accordance with the provisions of the Stock Option Plan and all applicable laws, regulations and rules (including, without limitation, the rules of the Toronto Stock Exchange).

3.4           If any petition should be filed by or against the Employer for liquidation or reorganization, or should the Employer become insolvent or make an assignment for the benefit of any creditor or creditors, or should a receiver or trustee be appointed for all or any significant part of the Employer’s assets, or should the Employer consent to the winding-up, liquidation or dissolution of itself or its affairs, then the Employee’s Severance shall become due and payable, in cash, immediately to the Employee.

3.5           The Employer hereby agrees that, in the event that any of Elias Vamvakas, Nozhat Choudry, John Cornish, Bill Dumencu, David Eldridge, Julie Fotheringham, Stephen Kilmer, Suh Kim, Stephen Parks or Stephen Westing (each, an “OLT Member”) should become entitled to receive severance pursuant to his or her executive employment agreement at any time before the Employer has paid, in full, the amount due and payable to the Employee pursuant to Section 3.2 or 3.4, as the case may be, the Employer shall not pay any OLT Member a percentage of his or her severance entitlement (without regard to applicable deductions and withholdings) that exceeds the percentage of the Employee’s Severance paid to the Employee (without regard to applicable deductions and withholdings).  For greater certainty, for purposes of calculating such percentage in a circumstance in which the Employer has exercised its discretion pursuant to Section 3.3 and has issued Severance Stock Options, then the aggregate amount paid to the Employee pursuant to Section 3.2 shall be the sum of (i) the value of such Severance Stock Options, as determined by the Employer using the Black-Scholes valuation method, and (ii) the amount of the Employee’s Severance paid in cash.

3.6           For greater certainty, all amounts due and payable by the Employer to the Employee pursuant to this Article 3 shall be paid, net of applicable deductions and withholdings.

4.	STOCK OPTIONS

4.1           Notwithstanding the termination hereunder of the Employee’s employment with the Employer but subject to the Employer obtaining the requisite approval of its stockholders therefor in accordance with the provisions of the Stock Option Plan and all applicable laws, regulations and rules (including, without limitation, the rules of the Toronto Stock Exchange) (the “Requisite Stockholder Approval”), the term of the Stock Options shall be extended to, and the Stock Options shall remain exercisable until, the tenth anniversaries of their respective dates of grant, being (i) December 16, 2014 for 300,000 of the Stock Options, (ii) March 10, 2017 for 20,000 of the Stock Options and (ii) July 3, 2017 for 100,000 of the Stock Options.  Such term extension shall become effective on the date on which the Requisite Stockholder Approval is obtained, if ever, and all of the agreements pursuant to which the Stock Options were granted shall be deemed to be amended accordingly on the date on which the Requisite Stockholder Approval is obtained, if ever.

4.2           The Employer shall use commercially reasonable efforts to obtain the Requisite Stockholder Approval, which covenant shall terminate and become null and void, and be of no more force or effect, upon the earlier to occur of (i) the date on which a meeting of the Employer’s stockholders may be convened to obtain the Requisite Stockholder Approval and (ii) September 30, 2008.

5.	RELEASE AND TERMINATION

5.1           The Employee hereby agrees, on behalf of himself and his administrators, heirs, assigns and anyone claiming through him, to release completely and forever discharge the Employer and its affiliates and subsidiaries, and their respective officers, directors, shareholders, agents, servants, representatives, underwriters, successors, heirs and assigns, from any and all claims, demands, obligations and causes of action, of any nature whatsoever, whether known or unknown, which the Employee ever had, now has or might have in the future as a result of the Employee’s employment with the Employer or the termination thereof hereunder, including, without limitation, any claim relating to the Employment Agreement or the termination thereof hereunder or any claim relating to any violation of any Canadian federal or provincial statute or regulation, any claim for wrongful discharge or breach of contract or any claim relating to Canadian federal or provincial laws (including, without limitation, the Employment Standards Act (Ontario) and the Ontario Human Rights Code), provided, however, that such release and discharge shall be effective only upon the payment in full by the Employer of the Employee’s Severance pursuant to Article 3.  For greater certainty, the release and discharge by the Employee pursuant to this Section 5.1 shall have no force or effect whatsoever until such time, if ever, that the Severance Balance is paid in full by the Employer to the Employee.  Notwithstanding the foregoing, nothing herein shall be construed as depriving the Employee of any indemnification rights to which he is entitled under the Amended and Restated By-laws of the Employer on or prior to the Termination Date or of any protection to which he may be entitled, on, prior to or after the Termination Date, under the Employer’s directors’ and officers’ liability insurance policy from time to time.

5.2           Section 12 of the Employment Agreement (Non-Competition) is hereby amended by replacing, in the first paragraph thereof, the words “which is the same as or substantially similar to or which competes with or would compete with the business carried on during the Employment Period or at the end thereof, as the case may be, by the Corporation or any of its Subsidiaries.” with the words “(i) the Corporation’s RHEO business and/or (ii) the business of OcuSense, Inc., as each of them was carried on during the Employment Period.”.

5.3           The Employment Agreement is hereby terminated and rendered null and void, save and except for those provisions thereof that are expressly stated to survive the termination thereof, including, without limitation, Section 12 (Non-Competition), as amended by Section 5.2 of this Agreement, and Sections 13 (No Solicitation of Patients), 14 (No Solicitation of Employees) 15 (Confidentiality) and 16 (Remedies).  The Employee hereby agrees to abide by such provisions, including, for greater certainty, Section 12 of the Employment Agreement (Non-Competition), as amended by Section 5.2 of this Agreement.

6.	FUTURE EMPLOYMENT

6.1           The mitigation by the Employee of any damages or losses arising from the termination hereunder of his employment with the Employer and the termination of the Employment Agreement hereunder (including, without limitation, by obtaining other employment) shall not, in any way, derogate from, or otherwise affect, the Employee’s rights or the Employer’s obligations under this Agreement.  For greater certainty, and without derogating from the generality of the foregoing statement, no amount to be paid by the Employer under this Agreement shall be reduced by any compensation earned by the Employee as a result of employment by another employer or otherwise after the Termination Date.

7.	THIRD PARTY COMMUNICATIONS

7.1           In consideration of the mutual promises and covenants contained herein, each of the parties hereto hereby agrees that he and it will not make any statements to, or initiate or participate in any discussions with, any other person, including, without limitation, the Employer’s customers, which are derogatory, disparaging or injurious to the reputation of the Employee or the Employer.  This Section 7.1, in no way, shall be construed as prohibiting either party hereto from responding truthfully to any question or interrogatory to which such party is requested to respond.

8.	ACKNOWLEDGEMENT

8.1           The Employee hereby acknowledges that:

(a)	He has had sufficient time to review and consider this Agreement thoroughly;

(b)	He has read and understands the terms of this Agreement and his obligations hereunder;

(c)	He has been given an opportunity to obtain independent legal advice, or such other advice as he may desire, concerning the interpretation and effect of this Agreement; and

(d)	He is entering this Agreement voluntarily and without any pressure from the Employer.

9.	MISCELLANEOUS

9.1           The headings in this Agreement are included solely for convenience of reference and shall not affect the construction or interpretation hereof.

9.2           The parties hereto expressly agree that nothing in this Agreement shall be construed as an admission of liability.

9.3           This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, trustees, administrators, successors and assigns.

9.4           This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter of the termination of the Employee’s employment with the Employer.  This Agreement supersedes and replaces all prior agreements, if any, written or oral, with respect to such subject matter and any rights which the Employee may have by reason of any such prior agreements or by reason of the Employee’s employment with the Employer.  There are no representations, warranties or agreements between the parties hereto in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.  No reliance is placed on any representation, opinion, advice or assertion of fact made by the Employer or any of its officers, directors, agents or employees to the Employee, except to the extent that the same has been reduced to writing and included as a term of this Agreement.  Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

9.5           Each of the provisions contained in this Agreement is distinct and severable, and a declaration of invalidity or unenforceability of any provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

9.6           This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

9.7           This Agreement may be signed in counterparts and delivered by facsimile transmission or other electronic means, and each of such counterparts shall constitute an original document, and such counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

OCCULOGIX, INC.

By:	/s/ Suh Kim
Suh Kim
General Counsel

/s/ Thomas P. Reeves
Signature of Witness	Thomas P. Reeves

Name of Witness (please print)